Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                      MONTHLY REPORT - FEBRUARY 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (489,693.189 units) at January 31, 2001          $958,493,944
Additions of 15,751.259 units on February 28, 2002                 30,130,527
Redemptions of (2,983.266) units on February 28, 2002              (5,706,689)
Offering Costs                                                       (489,994)
Net Income (Loss) - February 2002                                 (21,268,024)
                                                                 ------------

Net Asset Value (502,461.182 units) at February 28, 2002         $961,159,764
                                                                 ============

Net Asset Value per Unit at February 28, 2002                    $   1,912.90
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $ (5,775,815)
    Change in unrealized                                          (13,067,624)

  Gains (losses) on forward and swap contracts:
    Realized                                                                0
    Change in unrealized                                            2,174,584
  Interest income                                                   1,195,035
                                                                 ------------

                                                                  (15,473,820)
                                                                 ------------

Expenses:
  Brokerage fee                                                     5,679,758
  Performance fee                                                           0
  Operating expenses                                                  114,446
                                                                 ------------

                                                                    5,794,204
                                                                 ------------

Net Income (Loss) - February 2002                                $(21,268,024)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on February 28, 2002                    $   1,912.90

Net Asset Value per Unit on January 31, 2002                     $   1,957.34

Unit Value Monthly Gain (Loss) %                                       (2.27)%

Fund 2002 calendar YTD Gain (Loss) %                                   (3.23)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor:

The Volatility Continues...

The high market volatility we saw in January continued into February, as the inauspicious beginning to 2002 continued. Further Enron revelations radiated concern about the accounting practices of other large companies like Tyco, Global Crossing and K-Mart. While this weighed heavily on the equity markets earlier in the month, sentiment reversed abruptly later in the month as investors and consumers were encouraged by positive economic news. Home sales reached record levels, while home prices rose 10.2% from a year ago, the biggest increase since July 1987. Manufacturing increased for the first time in 18 months, and robust consumer spending numbers were also reported.

This inspired an upswing in investor confidence, which was confirmed by reports of a positive money flow back into mutual funds following a stagnant 2001. However, the NASDAQ and S&P 500 remained negative for 2002, with only the Dow slightly positive.

Investor interest in the Alternative Investment sector continues to grow, with $540 billion reported under management at the end of 2001, an increase of 15% for the year.

Campbell & Company's performance was negative in February, with losses in energy, stock indices and long-term interest rates partially offset by gains in short-term interest rates.

As always, please do not hesitate to call if we can be of service.



Bruce Cleland
President/CEO